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                                                                     EXHIBIT 4.6

                                                                [EXECUTION COPY]


                            STOCK PURCHASE AGREEMENT

            This STOCK PURCHASE AGREEMENT ("Agreement"), dated as of March 3, 2000, is among Stonegate Resources Holdings, LLC, a Delaware limited liability company ("Stonegate"), Builders FirstSource, Inc., a Delaware corporation and majority owned subsidiary of Stonegate (the "Company"), and William A. Schwartz, an individual resident of the State of New Jersey ("Schwartz").

                               W I T N E S S E T H

            WHEREAS, pursuant to the Stock Purchase Agreement, dated as of August 9, 1999, by and among Blackstone Company, Inc. ("Blackstone"), The Stockholders of Blackstone Company, Inc. and the Company (the "Stock Purchase Agreement"), the Company acquired all of the issued and outstanding shares of capital stock of Blackstone, and Blackstone became a wholly owned subsidiary of the Company;

            WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, certain stockholders of Blackstone are entitled to purchase up to five million (5,000,000) shares of common stock, par value $.01 per share, of the Company ("Common Stock") at a purchase price of $1.00 per share;

            WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, Schwartz is hereby acquiring an aggregate of two million (2,000,000) shares (the "Purchased Shares") of Common Stock at a purchase price of $1.00 per share, in accordance with the terms and provisions, and subject to the conditions, of this Agreement (the "Stock Purchase");

            WHEREAS, in connection with the Stock Purchase, the Company and Schwartz have agreed to enter into this Agreement to memorialize certain agreements of the parties with respect to the Purchased Shares, all in accordance with the terms and conditions set forth herein.
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            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                               Certain Definitions

            For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) The term "Board" shall mean the Board of Directors of the Company.

                  (b) The term "Commission" shall mean the United States Securities and Exchange Commission or any successor agency.

                  (c) The term "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

                  (d) The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  (e) The term "Fair Market Value" shall mean the fair market value of the Common Stock determined by such methods or procedures as shall be established from time to time by the Board. The per share Fair Market Value of Common Stock as of a particular date shall mean (i) the average closing sales price per share of the Common Stock on the national securities exchange on which the Common Stock is principally traded, for the last five preceding dates on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding five dates on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Board, in its good faith judgment, shall determine.


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                  (f) The term "Initial Public Offering" shall mean the first
Public Offering of shares of Common Stock.

                  (g) The term "Permitted Transferee" shall mean, with respect to each Stockholder bound by the terms of this Agreement, (i) any lineal descendant of such Stockholder or any Permitted Transferee of such lineal descendant; (ii) the Company; (iii) in the event of the dissolution, liquidation or winding up of any such Stockholder that is a partnership or a corporation, the partners of a partnership that is such Stockholder, the stockholders of a corporation that is such Stockholder or a successor partnership all of the partners of which or a successor corporation all of the stockholders of which are the Persons who were the partners of such partnership or the stockholders of such corporation immediately prior to the dissolution, liquidation or winding up of such Stockholder; (iv) a transferee by testamentary or intestate disposition;
(v) a transferee by inter vivos transfer to the transferring Person's spouse, children and/or other lineal descendants; (vi) a trust transferee by inter vivos transfer, the beneficiaries of which are the transferring Person, spouse, children and/or other lineal descendants; or (vii) a successor nominee or trustee for the beneficial owner of the Shares for which such Person acts as nominee or trustee, as the case may be.

                  (h) The term "Person" shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  (i) The term "Public Offering" shall mean a public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act (other than (i) a registration statement filed under Regulation A or on form S-4 or any successor form or (ii) a registration statement filed on Form S-8 or any successor form).

                  (j) The term "Registrable Securities" shall mean (i) the Purchased Shares and (ii) additional shares of Common Stock acquired by any Stockholder upon any stock split, dividend, recapitalization, combination or otherwise after the date hereof. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement registering such securities under the Securities Act has been declared effective and such securities ties have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement, or (ii) such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act, or (iii) such securities are transferred under circumstances in which any legend borne by the


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certificates for such securities relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Company.

                  (k) The term "Registration Period" shall mean the period commencing on the Registration Period Commencement Date and ending on the third anniversary of the closing date of the Initial Public Offering.

                  (l) The term "Registration Period Commencement Date" shall mean the date that is six months following the closing date of the Initial Public Offering (or, if later, the date upon which the Stockholder's lock-up agreement entered into with the underwriters in connection with the Initial Public Offering shall expire).

                  (m) The term "Requisite Amount" shall mean such number of shares of Registrable Securities having an aggregate Fair Market Value of $500,000.

                  (n) The term "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  (o) The term "Shares" shall mean (i) the Purchased Shares and
(ii) additional shares of Common Stock acquired by the Stockholders upon any stock split, dividend, recapitalization, contribution or otherwise after the date hereof.

                  (p) The term "Stockholders" shall mean William A. Schwartz and any Permitted Transferees thereof to whom any of the Purchased Shares are Transferred in accordance with Article IV hereof.

                  (q) The term "Transfer" shall mean any voluntary or involuntary attempt to, directly or indirectly through the transfer of interests in controlled Affiliates or otherwise, offer, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Shares, or the consummation of any such transactions, or the soliciting of any offers to purchase or otherwise acquire, or taking a pledge of, any of the Shares; provided, however, that the transfer of an interest in any of the Stockholders shall not be deemed to be a transfer.


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                                   ARTICLE II

                      Purchase and Sale of Purchased Shares

            Section 2.01 Purchase and Sale of the Purchased Shares. Upon the terms and subject to the conditions of this Agreement, the Company is herewith issuing, selling, conveying, assigning, transferring and delivering to Schwartz, and Schwartz is herewith purchasing, acquiring and accepting from the Company, all right, title and interest in and to the Purchased Shares, free and clear of any and all liens.

            Section 2.02 Conveyance. Such issuance, sale, conveyance, assignment, transfer and delivery is being effected by delivery by the Company to Schwartz of a stock certificate representing the Purchased Shares.

            Section 2.03 Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of such issuance, sale, conveyance, assignment, transfer and delivery of the Purchased Shares by the Company to Schwartz, Schwartz is herewith paying or causing to be paid to the Company an aggregate amount equal to $2,000,000 (the "Aggregate Purchase Price") by wire transfer of immediately available funds to the account designated by the Company.

            Section 2.04 Closing. The closing of the Stock Purchase (the "Closing") is taking place simultaneously with the execution of this Agreement at the executive offices of the Company on the date hereof (the "Closing Date").

            Section 2.05 Deliveries by the Company. The Company is herewith delivering to Schwartz a stock certificate representing the Purchased Shares.

            Section 2.06 Deliveries by the Stockholders. Schwartz is herewith delivering to the Company the Aggregate Purchase Price by wire transfer of federal or other immediately available funds to the account designated by the Company.

            Section 2.07 Simultaneous Transactions. All of the transactions contemplated by this Article II shall be deemed to occur simultaneously, and no such transaction shall be deemed to have been consummated until all such transactions have been consummated.


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                                   ARTICLE III

                         Representations and Warranties

            Section 3.01 Representations and Warranties of the Stockholders. Each Stockholder individually represents and warrants to the Company the following:

                  (a) such Stockholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated plated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder;

                  (b) this Agreement has been duly and validly executed and delivered by such Stockholder and is, assuming due execution and delivery hereof by the Company and that the Company has full legal power and right to enter into this Agreement, a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors' rights generally, and subject to principles of equity and public policy;

                  (c) such Stockholder will be acquiring the Shares to be acquired by such Stockholder for investment purposes only, without any intention of distributing or selling such Shares in violation of federal, state or other securities laws. If such Stockholder should in the future decide to dispose of any of such Shares, such Stockholder understands and agrees that it may do so only in compliance with the terms of Article IV hereof and the Securities Act and applicable state securities laws, as then in effect. Such Stockholder agrees to the imprinting, so long as required by law, of legends on certificates representing all of the Shares to the following effect:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE
      HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
      ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES
      LAWS OF ANY STATE.  THE SECURITIES MAY NOT BE
      TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE
      REGISTRATION STATEMENT UNDER SUCH ACT AND


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      APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION
      FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

      THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE STOCK PURCHASE AGREEMENT, DATED AS OF MARCH 3, 2000, AMONG STONEGATE RESOURCES HOLDINGS, LLC, BUILDERS FIRSTSOURCE, INC. AND WILLIAM A. SCHWARTZ. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCK PURCHASE AGREEMENT.

                  (d) such Stockholder understands that the Shares will not be registered at the time of their issuance under the Securities Act for the reason that the issuance provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Stockholder's representations set forth herein. Such Stockholder represents that it is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to suffer the total loss of its investment. Such Stockholder further represents that it has had the opportunity to conduct due diligence on the Company, to ask questions of and receive answers from the Company concerning the terms and conditions of the offering and to obtain additional information to such Stockholder's satisfaction; and

                  (e) such Stockholder is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.


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            Section 3.02 Representations and Warranties of the Company. The
Company represents and warrants to each of the Stockholders the following:

                  (a) the Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company;

                  (b) this Agreement has been duly and validly executed and delivered by the Company and is, assuming due execution and delivery hereof by each of the Stockholders and that each of the Stockholders has full legal power and right to enter into this Agreement, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors' rights generally, and subject to principles of equity and public policy; and

                  (c) the Purchased Shares have been duly authorized for issuance to Schwartz and when the Purchased Shares are issued and delivered to Schwartz as provided in this Agreement, upon receipt by the Company of the Aggregate Purchase Price, the Purchased Shares will be validly issued, fully paid and nonassessable. The Purchased Shares will not be issued in violation of, and will not be subject to, any preemptive, subscription or similar rights, and will be free and clear of all liens.

                                   ARTICLE IV

                               Transfer of Shares

            Section 4.01 General Restrictions. Neither the Stockholders nor any of their Permitted Transferees may Transfer any Shares except for Transfers (i) to any of their Permitted Transferees; provided, however, that, prior to any such Transfer of Shares, such Permitted Transferee shall agree in writing to take such Shares subject to, and to comply with, all of the provisions of this Agreement, a copy of which Agreement shall be executed by such Permitted Transferee and filed with the Secretary of the Company and shall include the address of such Permitted


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Transferee to which notices hereunder shall be sent, (ii) pursuant to the provisions of Section 4.04 or 4.05 hereof or (iii) during the Registration Period, pursuant to a Public Offering of such Shares, on the terms set forth in
Article V hereof.

            Section 4.02 Compliance with Securities Laws. Each Stockholder agrees that every Transfer of its Shares shall comply with all federal, state and local securities laws applicable to such Transfer. At the request of the Company, the transferring Stockholder shall deliver to the Company an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the Company, to the effect that the Transfer satisfies this Section 4.02.

            Section 4.03 Transfers Not In Compliance. In the event of any purported or attempted Transfer of Shares by a Stockholder that does not comply with this Agreement, the purported transferee or successor by operation of law shall not be deemed to be a stockholder of the Company for any purpose and shall not be entitled to any of the rights of a stockholder, including, without limitation, the right to vote the Shares or to receive a certificate for the Shares or any dividends or other distributions on or with respect to the Shares.

            Section 4.04 Tag-Along Rights. Except as provided below, if, at any time prior to the Registration Period Commencement Date, Stonegate proposes to directly or indirectly Transfer more than twenty percent (20%) of its shares of Common Stock to a Person (other than to a Permitted Transferee), Stonegate shall provide each Stockholder (each a "Notice Recipient") and the Company with not less than twenty (20) days' prior written notice (the "Sale Notice") of such proposed Transfer, which notice shall include all of the terms and conditions of such proposed Transfer and which shall identify such purchaser; and the Notice Recipient shall have the option, exercisable by written notice to Stonegate within ten (10) days after the receipt of the Sale Notice, to require Stonegate to arrange for such purchaser or purchasers to purchase the same percentage (the "Percentage") of the Shares then owned by such Notice Recipient as the ratio of the total number of shares of Common Stock which are to be Transferred by Stonegate pursuant to the proposed Transfer to the total number of shares of Common Stock owned by Stonegate immediately prior to such Transfer, or any lesser amount of Shares as such Notice Recipient shall desire, together with Stonegate's shares of Common Stock at the same time as, and upon the same terms and conditions at which, Stonegate sells its shares of Common Stock. If a Notice Recipient shall so elect, Stonegate agrees that it shall either (a) arrange for the proposed purchaser or purchasers to purchase all or a portion (as such Notice Recipient shall specify) of the same Percentage of the Shares then owned by such Notice Recipient at the same time as and upon the same terms


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and conditions at which Stonegate sells its shares of Common Stock, and provided that if such purchaser or purchasers shall elect to purchase only such aggregate number of shares of Common Stock as originally agreed with Stonegate, then the number of shares of Common Stock to be sold by Stonegate and the number of Shares to be sold by all Notice Recipients electing to participate in the proposed Transfer shall be reduced pro rata to such aggregate number, or (b) not effect the proposed Transfer to such purchaser or purchasers. In the event that a Notice Recipient does not exercise its right to participate in such Transfer or declines to so participate, Stonegate shall have 120 days from the date of such Sale Notice to consummate the transaction on the terms set forth therein without being required to provide an additional Sale Notice to the remaining Stockholder and comply with the terms of this Section 3.04.

            Section 4.05 Drag-Along Rights. If at any time prior to the Registration Period Commencement Date, Stonegate together with its Permitted Transferees proposes to Transfer all or substantially all of its shares of Common Stock (other than to a Permitted Transferee), Stonegate shall have the right, upon not less than twenty (20) days' prior written notice of such proposed sale (the "Purchase Notice"), which notice shall include all of the terms and conditions of such proposed sale and which shall identify the proposed purchaser(s) of such shares of Common Stock ("Drag Along Purchaser(s)"), to require each of the Stockholders to sell to the Drag Along Purchaser(s) that number of Shares ("Call Shares") equal to the product, rounded down to the nearest whole number, of (a) a fraction, the numerator of which is the total number of shares of Common Stock proposed to be sold by Stonegate together with its Permitted Transferees and the denominator of which is the total number of shares of Common Stock then owned by Stonegate together with its Permitted Transferees, multiplied by (b) the number of Shares then owned by such Stockholder, respectively. If Stonegate shall so elect, Stonegate shall arrange for such Drag Along Purchaser(s) to purchase the Call Shares at the same time as and upon the same terms and conditions at which Stonegate and its Permitted Transferees sells its shares of Common Stock. Upon receipt of the Purchase Notice, each of the Stockholders shall cooperate with Stonegate and otherwise take, or cause to be taken, all actions and do, or cause to be done, all things necessary or appropriate to enter into, consummate and make effective the sale and purchase of the Call Shares, together with Stonegate's and its Permitted Transferees' shares of Common Stock being so Transferred.

            Section 4.06 Effect of Notices. Notwithstanding any provision hereof to the contrary, the giving to any Stockholder of any Sale Notice or any Purchase Notice shall not obligate Stonegate to consummate or effect any transaction


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referred to therein, and Stonegate shall be free to abandon any such transaction prior to the effectiveness thereof. If any such transaction is so abandoned, the Stockholders and Stonegate shall continue to be subject to the terms of this
Article IV with respect to the Shares included in such Sale Notice or Purchase Notice.

                                    ARTICLE V

                               Registration Rights

            Section 5.01 Piggyback Registrations.

                  (a) Right to Piggyback. During the Registration Period, whenever the Company proposes to register any shares of its Common Stock or Common Stock held by any stockholders of the Company under the Securities Act (other than a registration under Regulation A or relating to Company employee benefit plans, exchange offers by the Company or a merger or acquisition of a business or assets by the Company including, without limitation, a registration on Form S-4 or Form S-8 or any successor form) (a "Piggyback Registration"), the Company shall give each of the Stockholders prompt written notice thereof (but not less than fifteen (15) business days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a "Piggyback Notice") shall specify the number of securities proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known), and a good faith estimate by the Company of the proposed minimum offering price of such securities. Upon the written request of a Stockholder given to the Secretary of the Company within ten (10) business days of such Stockholder's receipt of the Piggyback Notice requesting that the Company include in such registration Registrable Securities owned by such Stockholder in an amount equal to or greater than the Requisite Amount (which written request shall specify the number of Registrable Securities intended to be disposed of by such Stockholder and the intended method of distribution thereof), the Company shall include in such registration all Registrable Securities with respect to which the Company has received such written requests for inclusion, in accordance with the terms hereof.

                  (b) Priority on Piggyback Registrations. If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an underwritten offering, a nationally recognized independent


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underwriter selected by the Company advises the Company and the holders of the
Registrable Securities to be included in such Piggyback Registration, that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by the Company, any Persons who have sought to have shares registered thereunder pursuant to rights to demand (other than pursuant to so-called "piggyback" or other incidental or participation registration rights) such registration (such demand rights being "Other Demand Rights" and such Persons being "Other Demanding Sellers"), any holders of Registrable Securities seeking to sell such securities in such Piggyback Registration ("Piggyback Sellers") and any other proposed sellers, in each case, if any, would materially adversely affect the marketability of the securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company, the Other Demanding Sellers, and the Piggyback Sellers are so advised by such underwriter can be sold without such an effect (the "Maximum Piggyback Number"), as follows and in the following order of priority:

                        (i) if the Piggyback Registration is an offering on behalf of the Company and not any Person exercising Other Demand Rights (whether or not other Persons seek to include securities therein pursuant to so-called "piggyback" or other incidental or participatory registration rights) (a "Primary Offering"), then (A) first, such number of securities to be sold by the Company as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined, (B) second, if the number of securities to be included under clause (A) above is less than the Maximum Piggyback Number, pro rata in proportion to the Registrable Securities sought to be registered by all the Piggyback Sellers and all other proposed sellers, which in the aggregate, when added to the number of securities to be registered under clause (A) above, equals the Maximum Piggyback Number;

                        (ii) if the Piggyback Registration is an offering other than pursuant to a Primary Offering, then (A) first, such number of securities sought to be registered by each Other Demanding Seller, pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, (B) second, if the number of securities to be included under clause (A) above is less than the Maximum Piggyback Number, the number of Registrable Securities sought to be registered by each Piggyback Seller, pro rata


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      in proportion to the Registrable Securities sought to be registered by all the Piggyback Sellers and all other proposed sellers, which in the aggregate, when added to the number of securities to be registered under clause (A) above, equals the Maximum Piggyback Number.

                  (c) Withdrawal by the Company. If, at any time after giving written notice of its intention to register any of its securities as set forth in this Section 5.01 and prior to the time the registration statement filed in connection with such registration is declared effective, the Company shall determine not to go forward with a Primary Offering, the Company may, at its election, give written notice of such determination to each Stockholder and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein).

            Section 5.02 Withdrawal Rights. Any Stockholder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated for registration thereby by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities hereunder. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn.

            Section 5.03 Holdback Agreements. Each Stockholder agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the ten (10) day period prior to the date which the Company intends to commence a Public Offering (provided the Stockholders are notified in writing of such commencement date) through the ninety (90) day period immediately following the effective date of any Piggyback Registration (except as part of such registration), or, if later, the 90 day period immediately following the execution date of any underwriting agreement with respect thereto.

            Section 5.04 Registration Procedures.

                  (a) Whenever the Stockholders have requested that any Registrable Securities be registered pursuant to this Agreement, the Company


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(subject to its right to withdraw such registration as contemplated by Section
5.01(c)) shall use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof and, in connection therewith, the Company shall:

                        (i) use commercially reasonable efforts to (A) register the Registrable Securities on Form S-3 or another available short form registration statement, to the extent permitted under the Securities Act,
      (B) cause the registration statement to remain effective for a continuous period of not less than 180 days (or, if earlier, until all of the Registrable Securities included in such registration statement have been sold thereunder), subject to Section 5.04(c), and (C) obtain the withdrawal of any order suspending the registration or qualification (or the effectiveness thereof) or suspending or preventing the use of any related prospectus in any jurisdiction with respect thereto;

                  (ii) promptly notify each seller of Registrable Securities of each of (A) the filing and effectiveness of the registration statement and prospectus and any amendment or supplements thereto, (B) the receipt of any comments from the Commission or any state securities law authorities or any other governmental authorities with respect to any such registration statement or prospectus or any amendments or supplements thereto, and (C) any oral or written stop order with respect to such registration, any suspension of the registration or qualification of the sale of such Registrable Securities in any jurisdiction or any initiation or threatening of any proceedings with respect to any of the foregoing;

                        (iii) furnish to each seller of Registrable Securities, the underwriters and the sales or placement agent, if any, and counsel for each of the foregoing, a conformed copy of such registration statement and each amendment and supplement thereto (in each case, including all exhibits thereto and documents incorporated by reference therein) and such additional number of copies of such registration statement, each amendment and supplement thereto (in such case without such exhibits and documents) the prospectus (including each preliminary prospectus) included in such registration statement and prospectus supplements and all exhibits thereto and documents incorporated by reference


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      therein and such other documents as such seller, underwriter, agent or counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                        (iv) use commercially reasonable efforts to register or qualify such Registrable Securities under such securities or "blue sky" laws of such jurisdictions as the holders of Registrable Securities reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the holders of Registrable Securities to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders and keep such registration or qualification in effect for so long as the registration statement remains effective under the Securities Act (provided that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (y) subject itself to taxation in any such jurisdiction where it would not otherwise be subject to taxation but for this paragraph or
      (z) consent to the general service of process in any jurisdiction where it would not otherwise be subject to general service of process but for this paragraph);

                        (v) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon the discovery that, or of the happening of any event as a result of which, the registration statement covering such Registrable Securities, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading, and promptly prepare and furnish to each such seller a supplement or amendment to the prospectus contained in such registration statement so that such Registration Statement shall not, and such prospectus as thereafter delivered to the purchasers of such Registrable Securities shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading;

                        (vi) cause all such Registrable Securities to be listed on any securities exchange or established over-the-counter market on which or through which similar securities of the Company are listed or traded and, if not so listed or traded, to be listed on the NASD automated quotation system ("Nasdaq") and if listed on Nasdaq, use its reasonable efforts to secure designation of all such Registrable Securities covered by such registration statement as a Nasdaq "national market system security" within the meaning of Rule 11Aa2-1 under the Exchange Act; or, failing that, to secure Nasdaq authorization for such Registrable Securities;

                        (vii) make available for inspection by any seller of Registrable Securities and any attorney, accountant or other agent retained by any such seller or underwriter all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees, attorneys and independent accountants to supply all information reasonably requested by any such sellers, attorneys, accountants or agents in connection with such registration statement. Information which the Company determines, in good faith, to be confidential shall not be disclosed by such persons unless
      (x) the disclosure of such information is necessary to avoid or correct a misstatement or omission in such registration statement, or (y) the release of such information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each seller of Registrable Securities agrees, on its own behalf and on behalf of all its accountants, attorneys and agents, that the information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company unless and until such is made generally available to the public. Each seller of Registrable Securities further agrees, on its own behalf and on behalf of all its accountants, attorneys and agents, that it will, upon learning that disclosure of such information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the information deemed confidential;

                        (viii)use commercially reasonable efforts to comply with all applicable laws related to such registration statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the Securities Act and the Exchange

      Act) and make generally available to its security holders as soon as practicable (but in any event not later than fifteen (15) months after the effectiveness of such registration statement) an earnings statement of the Company and its subsidiaries complying with Section 11(a) of the Securities Act;

                        (ix) permit any Stockholder, which Stockholder, in its sole and exclusive judgment, might be deemed to be an underwriter or controlling person of the Company, to participate in the preparation of such registration statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and such holder's counsel should be included; and

                        (x) use commercially reasonable efforts to furnish to each seller of Registrable Securities a signed counterpart of (x) an opinion of counsel for the Company and (y) a "comfort" letter signed by the independent public accountants who have certified the Company's financial statements included or incorporated by reference in such registration statement, covering such matters with respect to such registration statement and, in the case of the accountants' comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' comfort letters delivered to the underwriters in underwritten public offerings of securities for the account of, or on behalf of, an issuer of common stock, such opinion and comfort letters to be dated the date of such opinions and comfort letters are customarily dated in such transactions, and covering in the case of such legal opinion, such other legal matters and, in the case of such comfort letter, such other financial matters, as the holders of a majority of the Registrable Securities being sold may reasonably request.

                  (b) Underwriting. Without limiting any of the foregoing, in the event that the offering of Registrable Securities is to be made by or through an underwriter, the Company shall enter into an underwriting agreement with a managing underwriter or underwriters containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the agreements contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, such issuers. In connection with the sale of Registrable Securities hereunder, any seller of such Registrable Securities may, at its option, require that any and all representations and warranties by, and indemnities and agreements of, the Company to or for the benefit of such underwriter or underwriters (or which would be made to or for the benefit of such an underwriter or underwriter if such sale of Registrable Securities were pursuant to a customary underwritten offering) be made to and for the benefit of such seller and that any or all of the conditions precedent to the obligations of such underwriter or underwriters (or which would be so for the benefit of such underwriter or underwriters under a customary underwriting agreement) be conditions precedent to the obligations of such seller in connection with the disposition of its securities pursuant to the terms hereof. In connection with any offering of Registrable Securities registered pursuant to this Agreement, the Company shall (x) furnish to the underwriter, if any (or, if no underwriter, the sellers of such Registrable Securities), unlegended certificates representing ownership of the Registrable Securities being sold, in such denominations as requested and (y) instruct any transfer agent and registrar of the Registrable Securities to release any stop transfer order with respect thereto.

                  (c) Return of Prospectuses. Each seller of Registrable Securities hereunder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.04(a)(iv), such seller shall forthwith discontinue such seller's disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such seller's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.04(a)(iv) and, if so directed by the Company, deliver to the Company all copies, other than permanent file copies, then in such seller's possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. In the event the Company shall give such notice, the one hundred and eighty (180) day period during which such registration statement must remain effective pursuant to
Section 5.4(a)(i) of this Agreement (or such shorter period as permitted by Section 5.04(a)(i)) shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in Section 5.04(a)(v) to the date when all such sellers shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the Commission.

            Section 5.05 Registration Expenses. All expenses incident to the Company's performance of, or compliance with, its obligations under this Agreement including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and "blue sky" laws (including, without limitation, the fees and expenses of counsel for underwriters or placement or sales agents in connection therewith), all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of underwriters and sales and placement agents in connection therewith (excluding discounts and commissions and the fees and expenses of counsel therefor), all fees and expenses of the Company's independent certified public accountants and counsel (including, without limitation, with respect to "comfort" letters and opinions) (collectively, the "Registration Expenses") shall be borne by the Company; notwithstanding the foregoing, all underwriting discounts and commissions allocable to each Stockholder selling Registrable Securities (and the fees of expenses of counsel for such underwriters or placement agents) shall be borne by such Stockholder. The Company shall not be responsible for the fees and expenses of any additional counsel, or any of the accountants, agents or experts retained by the Stockholders in connection with the sale of Registrable Securities. The Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded or for listing on Nasdaq.

            Section 5.06 Indemnification.

                  (a) By the Company. The Company agrees to indemnify, to the fullest extent permitted by law, each holder of Registrable Securities being sold, its directors and each Person who controls (within the meaning of the Securities Act) such holder against all losses, claims, damages, liabilities and expenses (including legal fees and expenses and all costs incident to investigation or preparation with respect to such losses, claims, damages, liabilities and expenses and to reimburse such indemnified Person for such costs as incurred) (collectively, the "Losses") caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to the Company by or on behalf of such holder in writing expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same and notified such holder of such obligation. In connection with an underwritten offering and without limiting any of the Company's other obligations under this Agreement, the Company shall indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of the Securities Act) such underwriters or such an other indemnified Person to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities being sold.

                  (b) By Stockholders. In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will, if requested, furnish to the Company in writing information regarding such holder's ownership of Registrable Securities and, to the extent permitted by law, shall indemnify the Company, its directors and each Person who controls (within the meaning of the Securities Act) the Company against all Losses caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished to the Company in writing by or on behalf of such holder; provided, however, that each holder's obligation to indemnify the Company hereunder shall be apportioned between each holder based upon the net amount received by each holder from the sale of Registrable Securities, as compared to the total net amount received by all of the holders of Registrable Securities sold pursuant to such registration statement, no such holder being liable to the Company in excess of such apportionment.

                  (c) Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which its seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice.

                  (d) Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, in which event the indemnified party shall be reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld).

                  (e) Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

                  (f) Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Stockholder shall be required to make a contribution in excess of the net amount received by such holder from the sale of Registrable Securities.

                                   ARTICLE VI

                                  Miscellaneous

            Section 6.01 Specific Performance. Each of the Stockholders acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. The Stockholders hereby agree that in addition to any other remedy to which any party may be entitled at law or in equity, they shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction for such action.

            Section 6.02 Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

            Section 6.03 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

            Section 6.04 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

            If to the Stonegate or the Company, to:

                        Builders FirstSource, Inc.
                        2200 Ross Avenue, Suite 4900 West
                        Dallas, TX  75201
                        Attention:  Donald F. McAleenan, Esq.
                        Fax:  (214) 880-3599
                        with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        One Rodney Square
                        Wilmington, DE  19801
                        Attention:  Robert B. Pincus, Esq.
                        Fax:  (302) 651-3001

            If to Schwartz, to:

                        57 Beachmont Terrace
                        North Caldwell, NJ  07006
                        Attention:  Marc Schwartz
                        Fax:  (732) 254-8462

                        with a copy to:

                        Proskauer Rose LLP
                        1585 Broadway
                        New York, New York  10036-8299
                        Attention:  Neil S. Belloff, Esq.
                        Fax: (212) 969-2900


            Section 6.05 Applicable Law. The substantive laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of laws.

            Section 6.06 Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

            Section 6.07 Successors; Assigns. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the rights or obligations of any

Stockholder hereunder may be assigned, except in connection with the transfer by a Stockholder of shares of Common Stock to a Permitted Transferee or as otherwise provided in this Agreement. Any such attempted assignment in contravention of this Agreement shall be void and of no effect.

            Section 6.08 Amendments. This Agreement may not be amended, modified or supplemented unless such modification is in writing and signed by the Company, Stonegate and Stockholders owning at least 662/3% of the outstanding shares of Common Stock subject to this Agreement as of the date hereof.

            Section 6.09 Waiver. Any waiver (express or implied) of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

            Section 6.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

            Section 6.11 Termination. Unless earlier terminated, this Agreement shall terminate upon the earlier of (i) the third anniversary of the date of the Initial Public Offering or (ii) the tenth anniversary of the date hereof.

                      [SIGNATURE PAGES FOLLOW]

            IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stock Purchase Agreement as of the date first above written.

                              BUILDERS FIRSTSOURCE, INC.




                              By:  /s/ Donald F. McAleenan
                                 -------------------------------------
                                 Name:  Donald F. McAleenan
                                 Title: Senior Vice President


                              STONEGATE RESOURCES HOLDINGS, LLC



                              By:  /s/ Donald F. McAleenan
                                 -------------------------------------
                                 Name:  Donald F. McAleenan
                                 Title: Senior Vice President


                                   /s/ William A. Schwartz
                                 -------------------------------------
                                 William A. Schwartz